UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   November 6, 2003

ROHN Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-8009	36-3060977
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

6718 West Plank Road Peoria, Illinois		61604
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (309) 697-4400

Item 5.    Other Events.

        On November 6, 2003, ROHN Industries, Inc., a Delaware corporation (the “Company”), filed with the United States Bankruptcy Court for the Southern District of Indiana (the “Bankruptcy Court”) its Monthly Report for Debtors-in-Possession and Chapter 11 Trustees for the month ended September 30, 2003 (the “September Report”).

        On November 18, 2003, the Company filed with the Bankruptcy Court its Monthly Report for Debtors-in-Possession and Chapter 11 Trustees for the month ended October 31, 2003 (the “October Report” and, collectively with the September Report, the “Monthly Reports”).

        The September Report is attached hereto as Exhibit 99.1 and the October Report is attached hereto as Exhibit 99.2.

Cautionary Statement

        The Company cautions readers not to place undue reliance upon the information contained in the Monthly Reports, which contain unaudited information and are in a format prescribed by bankruptcy law. The Monthly Reports are not prepared in accordance with generally accepted accounting principles (“GAAP”) and do not accurately reflect the condition of the Company on a GAAP basis. The Monthly Reports are not presented on a consolidated basis and do not present the consolidated results of the Company and its subsidiaries. The Monthly Reports may be subject to revision. The Monthly Reports also contain information for periods which may be shorter or otherwise different than those contained in the Company’s reports pursuant to the Exchange Act.

        Readers are further cautioned that on September 16, 2003, the Company and certain of its direct and indirect subsidiaries, filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code in the Bankruptcy Court. The debtors are maintaining their properties and managing their operations as “debtors-in-possession” subject to the supervision and orders of the Bankruptcy Court (Case No. 03-17287-AJM-11) pursuant to Section 1108 of the Bankruptcy Code.

Item 7.    Financial Statements and Exhibits.

        (a)         Not applicable.

        (b)         Not applicable.

        (c)         Exhibits

99.1 Monthly Report for Debtors-in-Possession and Chapter 11 Trustees for the month ended September 30, 2003.

99.2 Monthly Report for Debtors-in-Possession and Chapter 11 Trustees for the month ended October 31, 2003.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 3, 2003	ROHN INDUSTRIES, INC. By: /s/ John W. Castle John W. Castle Chief Financial Officer